February 28, 1996

Board of Directors
United Services Life Insurance Company

Gentlemen:

     As Counsel of United Services Life Insurance Company, I have examined the Rule 24f-2 Notice filed on behalf of United Services Variable Life Separate Account I (Registration Statement #33-9153) for the fiscal year ending December 31, 1995.

     The amount of Securities that the Notice makes definite for Registration under the said Rule and the Securities Act of 1933 is $4,927,544. I am of the opinion that these Securities, the Registration of which the Notice makes definite in amount, were legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this Opinion as an Exhibit to the Rule 24f-2 Notice for United Services Variable Separate Account I for the fiscal year ending December 31, 1995.

                                   Sincerely,

                                   /s/ Robert B. Saginaw

                                   Robert B. Saginaw
                                   Counsel